UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2013

ALMOST FAMILY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-09848	06-1153720
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

9510 Ormsby Station Road, Suite 300, Louisville, KY 40223
(Address of principal executive offices)

 (502) 891-1000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2013, Almost Family, Inc. (the “Company”), announced that Daniel Schwartz had been named Senior Vice President of Operations with the Company.

Mr. Schwartz’s healthcare operations management experience includes previously serving as Chief Operating Officer of Addus Healthcare, Inc. from January 2011 until November 2012; owner of New Paradigm Senior Services, LLC from April 2010 until January 2011; and Senior Vice President – North American Operations for Sunrise Senior Living, Inc. from 2006 until April 2010.  Mr. Schwartz served Sunrise Senior Living, Inc. a total of 15 years.  Mr. Schwartz also served as chief operating officer of New Perspective Senior Living from November 2012 until joining the Company.

Mr. Schwartz, age 46, has no family relationships with any director or other executive officer of the Company, and he has not been involved in any related party transactions involving the Company.

Mr. Schwartz’s start date with the Company is April 18, 2013.  Mr. Schwartz’s employment is “at-will,” and the material terms are described below:

Position

Senior Vice President of Operations.

Base salary

Mr. Schwartz’s initial base salary is $290,000 per year.

Sign On Bonus

The Company will pay Mr. Schwartz a Sign On Bonus of $45,000, payable 50% upon hiring and 50% on August 2, 2013.

Relocation Expenses

The Company will reimburse Mr. Schwartz for customary relocation expenses, including six months of temporary housing, weekly travel to and from Chicago, IL, and up to $50,000 for change of residence from Chicago to Louisville, KY.

Bonus/Benefit Program Eligibility

Mr. Schwartz will receive three weeks’ paid vacation after his first year of employment with the Company; he may take one week of vacation after 6 months of employment.

Mr. Schwartz will also be eligible for the following compensation benefits:

•
A short term incentive (cash) bonus with a target of 60% of his base salary, based on the attainment of company goals as determined by the CEO.  There is an opportunity for Mr. Schwartz to earn up to 90% of his base salary based on exceptional performance.

•	Participation in the Company’s long-term equity program with a target of 60% of his base salary subject to the annual approval of the Compensation Committee of the Company’s Board of Directors.

•	Participation in the Company’s officer benefits package which includes medical, dental and life insurance, short and long-term disability, supplemental life insurance, sick time and paid holidays.

Termination of employment

If Mr. Schwartz’s employment is terminated without cause (excluding by reason of disability, death, or voluntary resignation), he will receive 52 weeks of base salary plus a short term incentive target calculated based on the same percentage earned as he earned in his immediately preceding year of employment.  For the first year, his earned percentage will be assumed to be 100% of his short term incentive target rate.  The Company would also provide health insurance continuation under COBRA, and pay the full COBRA premium for one year following termination.

Severance benefits would be contingent on Mr. Schwartz signing a mutually agreeable release agreement at the time of his separation, and would be paid out in equal weekly installments.

“Cause” for termination means a unilateral determination, based on reasonably available information, by the Company’s CEO or a majority of the Board of Directors, that Mr. Schwartz: (1) willfully failed to perform (other than by reason of disability) or was grossly negligent in the performance of his duties and responsibilities to the Company; (2) engaged in fraud, embezzlement or similarly dishonest acts against the Company or its employees, clients, customers or vendors; (3) engaged in unlawful conduct; or (4) engaged in other serious misconduct that is reasonably anticipated to result in material injury to the business, interests or reputation of the Company.

Restrictive covenants

In connection with his employment, Mr. Schwartz entered into an agreement with the Company providing for covenants not to compete with the Company and not to solicit its employees and customers for a period of one year after termination of his employment.  The agreement also includes covenants to maintain the confidentiality of the Company’s confidential information.

The Company at its discretion may modify any of the above compensation and benefit programs at any time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALMOST FAMILY, INC.

Date: April 18, 2013	By:	/s/ C. Steven Guenthner
C. Steven Guenthner
President & Principal Financial Officer